Exhibit 10.23

STANDARD MICROSYSTEMS CORPORATION
EXECUTIVE SEVERANCE PLAN

WHEREAS, Standard Microsystems Corporation (“SMSC” or the “Company”) maintains the Standard Microsystems Corporation Severance Plan (the "Severance Plan" and

WHEREAS, SMSC acknowledges that the Severance Plan is a “welfare plan” as defined under Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); and

WHEREAS, SMSC wishes to divide the Severance Plan effective as of November 3, 2009 into two plans, one for executives (the “Executive Severance Plan”) and one for all other eligible employees (the “Non-Executive Severance Plan”), for business reasons; and

WHEREAS, SMSC intends that this document shall constitute the Executive Severance Plan; NOW, THEREFORE, the Executive Severance Plan is amended and restated as follows:

1.	Effective Date. The Executive Severance Plan became effective as of November 3, 2009.

2.	Executive Severance Plan Year. The Executive Severance Plan Year shall be the calendar year.

3.	General Definitions.

a.
“Base Salary” shall mean an Employee's regular salary as determined in accordance with SMSC's payroll records, excluding any bonuses, commissions, taxable or non-taxable fringe benefits, car or other allowances, and any other forms of compensation.

b.
“Cause” shall mean any material violation of the terms of any of SMSC's personnel policies or procedures, provided the Employee has been given notice of the violation and a reasonable opportunity to cure such violation; any material misstatement contained in the Employee's employment application; commission by the Employee of any crime or fraud against SMSC or its property or any crime involving moral turpitude or reasonably likely to bring discredit upon SMSC; or gross negligence or willful misconduct in the performance of the Employee's duties.

c.	“Code” shall mean the Internal Revenue Code of 1986, as amended.

d.	“Committee” means the Section 401 (k) Committee established for purposes of the SMSC Section 401 (k) Savings Plan.

e.
“Disability” means an Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment, which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as determined by an independent third party physician, selected within the discretion of the Committee. The determination of whether an Employee is Disabled shall be determined by the Committee, in its sole discretion, but subject to the provisions of Section 409A of the Code.

f.
“Employee” shall mean any individual employed directly by SMSC or any Related Company, excluding the Chief Executive Officer of SMSC, who (i) is in Salary Grade 14 or above (or any subsequent similar designation), (if) all officers in the Executive Salary Grade (or any subsequent similar designation), and (iii) any other key employees specifically identified in writing by SMSC to receive benefits under this plan.

g.	“Key Employee” means an individual as described in Section 416(i) of the Code, determined without regard to Section 416(f)(5) thereof.

h.	“Related Company” means any entity that is within SMSC's "controlled group", as defined under Section 1563 of the Code and located in the United States.

i.
“Separation from Service” shall have the meaning set forth in Section 409A of the Code and the regulations thereunder. Consistent with Final Treasury Regulation Section 1.409A-1(h), or any subsequent guidance under Section 409A of the Code, no Separation from Service shall occur if an Employee continues to perform services as a consultant or an employee of the Company or a Related Company in accordance with the following rules:

i.
Leave of Absence. For purposes of Section 409A of the Code, the employment relationship is treated as continuing in effect while an Employee is on military leave, sick leave, or other bona fide leave of absence, as long as the period of leave does not exceed 6 months, or if longer, as long as the Employee's right to reemployment with the Employer provided either by statute or contract. Otherwise, after a 6 month leave of absence, the employment relationship is deemed terminated.

ii.
Part-Time Status. Whether or not a termination of employment occurs is determined based upon all facts and circumstances. However, in the event that services provided by an Employee are insignificant, a Separation from Service shall be deemed to have occurred. For purposes of Section 409A of the Code, if an Employee is providing services to SMSC or any Related Companies at a rate that is at least equal to 20% of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period), and the annual compensation for such services is at least 20% of the average annual compensation earned during the final 3 full calendar years of employment (or such lesser period), no termination shall be deemed to have occurred since such services are not insignificant.

iii.
Consulting Services. Where an Employee continues to provide services to SMSC or any Related Companies in a capacity other than as an employee, a Separation from Service shall not be deemed to have occurred if the Employee is providing services at an annual rate that is 50% or more of the services rendered, on average, during the immediately preceding 3 full calendar years of employment (or such lesser period) and the annual remuneration for such services is 50% or more of the annual remuneration earned during the final 3 full calendar years of employment (or such lesser period).

j.
"Service Date" means an Employee's initial date of hire or any re-hire date, if later. In certain instances (which must be approved in writing by the CEO or the Vice President of Human Resources of SMSC), Employees may be granted past service credit with former employers. In this event, the Service Date may be determined prior to an Employee's date of hire or re-hire with SMSC, within SMSC's discretion or the provisions of any acquisition or other agreement.

k.
"Specified Employee" means a Key Employee who is employed by SMSC or any Related Companies which has its stock publicly traded on an established securities market. For purposes of the Executive Severance Plan, the Specified Employee Identification Date shall be each December 31, and the Specified Employee Effective Date shall be the first day of the fourth month following the Specified Employee Identification Date (i.e., each April 1). Specified Employees shall be determined by an officer of SMSC on an annual basis for purposes of all nonqualified deferred compensation plans and any other programs in accordance with the provisions of Section 409A of the Code

4.
Eligibility for the Basic Severance Benefit.   All Employees (other than excluded employees) of SMSC and any Participating Companies are eligible for the Basic Severance Benefit described in Section 5 (the "Basic Severance Benefit"), unless benefits are otherwise precluded under the terms of this Executive Severance Plan. Notwithstanding any provision to the contrary, however, in no event shall any Basic Severance Benefits under the Executive Severance Plan be provided to individuals who are hired as temporary employees for a specified period of time; are offered but refuse to accept another suitable position within the organization; or who are provided the opportunity to be retained for any length of time by any successor employer or entities. Nor shall any Basic Severance Benefits be payable to any Employees who are eligible for any Executive Benefits or who have a separately negotiated employment or severance agreement with SMSC, to the extent that such Executive Benefits or benefits under a separately negotiated employment or severance agreement equal or exceed the Basic Severance Benefit

5.	Basic Severance Benefits.

a.
Cash Benefits. Employees shall be entitled to a severance benefit equal to 1/2 of a  week's base pay for each 6 months of Continuous Service measured from an Employee's Service Date (the "Basic Benefit"). The Basic Benefit shall be increased by a multiplier of one and one half (1.5) only for Continuous Service by an Employee between five (5) and ten (10) years of service. The Basic Benefit shall be further increased by a multiplier of two (2) only for Continuous Service by an Employee after their tenth year. To illustrate the above formula, an Employee with thirteen (13) years of Continuous Service would receive a severance benefit equal to 18.5 weeks of base pay calculated as follows:

(i)	1/2 week of base pay x 2 x 5 years (Years 1 to 5) = 5 weeks.

(ii)	1/2 week of base pay x 2 x 5 years (Years 5 to 10) x 1.5 = 7.5 weeks.

(iii)	1/2 week of base pay x 2 x 3 years (Years 10 to 13) x 2 = 6 weeks.

(iv)	Total Cash Benefit is 18.5 weeks of base salary.

Notwithstanding anything to the contrary in this Executive Severance Plan, the maximum benefit that any Employee shall receive under the Executive Severance Plan, exclusive of employees receiving benefits under Section 8, shall be a maximum benefit of 26 weeks for any Employees. In determining Continuous Service for purposes of computing severance benefits, all periods of time from an individual's Service Date during which an Employee is "actively at work" shall be taken into consideration, regardless of the actual hours worked in any period of time, plus any leave time taken under the Family Medical Leave Act. Thus, any periods during which an Employee is absent from work, other than Family Medical Leaves, shall not be considered in determining Continuous Service. No severance benefits shall be paid under the Executive Severance Plan for any partial periods.

Notwithstanding any provision to the contrary, all Employees shall be paid a "Minimum Benefit" equal to 2 weeks of base pay. This Minimum Benefit is inclusive of the severance benefit determined above, based upon an Employee's Continuous Service, and shall not be paid in addition to any benefits based upon Continuous Service.

b.
COBRA Benefits. As an additional severance benefit, whether an Employee receives the Basic Severance Benefit or the Executive Benefit, SMSC shall also pay for 100% of the cost of any continuation health coverage if elected under COBRA, by the Employee or any qualified beneficiaries, for coverage in existence at the time of any qualifying event, for a period equal to the number of weeks of severance to which the Employee is entitled following termination of their employment plus an additional period of time until the end of the calendar month in which the severance period ends. Using the above example in Section 5.a., if the Employee is entitled to receive 18.5 weeks of severance, then SMSC shall pay 100% of the cost of any continuation health coverage if elected under COBRA for 18.5 weeks following the termination of the Employee plus the number of days left in the month that is 18.5 weeks after the Employee's last date of employment. Notwithstanding the foregoing, each Employee shall receive a minimum benefit of three months paid COBRA coverage. The payment of any COBRA premiums shall not extend the period of any COBRA entitlement, and shall only apply for coverage in effect at the time of a termination, for which COBRA election rights exist. The Employee and any qualified beneficiaries may thereafter continue COBRA benefits at their own cost for any remaining periods of coverage. However, COBRA coverage shall be terminated when any subsequent coverage is obtained and the Employee shall notify SMSC when such subsequent coverage commences.

c.
No Deferred Compensation. The continuation of benefits under COBRA and other benefits must be incurred and paid by December 31 of the second calendar year following the calendar year in which a separation from service occurs. To the extent that any benefits would extend beyond this period, a single lump cash payment will be made as of the applicable December 31, in order to avoid any further deferrals of compensation.

d.
Other Benefits. Other than medical coverage (including dental, vision, prescription drug and similar coverage), all other benefits, such as group-term life insurance, long-term disability, short-term disability and other welfare benefits, shall be terminated in accordance with the provisions of all plans, with any applicable individual conversion rights.

6.
Entitlement to Basic Severance Benefits. An Employee shall be entitled to the Basic Severance Benefits if an Employee's employment is involuntarily terminated by SMSC, unless such termination is for "Cause. In the event of a termination for "Cause", no Basic Severance Benefits shall be paid.

7.
Eligibility for the Executive Severance Benefit. Employees may be eligible for the Executive Severance Benefit (the "Executive Benefit"). Employees in Salary Grade 14 shall receive "Salary Grade 14 Severance Benefits" as set forth below; all employees in the Executive Salary Grade shall receive "Executive Salary Grade Severance Benefits" as set forth below; and key employees specifically identified in writing by SMSC to receive an Executive Benefit shall receive the level of benefit set forth in their written designation. SMSC retains the discretion to identify any employees for the Executive Benefit who are employed by SMSC or any Related Companies as a result of any acquisitions. However, to the extent any executives are covered under any separately written negotiated employment or severance agreements that provide for any severance benefits, such individuals shall be excluded from participation in the Executive Benefit, and the Executive Severance Plan, until such individuals are informed, in writing by the SMSC Chief Executive Officer, of their eligibility for participating in the Executive Severance Plan. Individuals who are specifically excluded from the benefits as of the effective date of this amended and restated Executive Severance Plan are identified in separate corporate records and agreements.

Notwithstanding any provisions to the contrary, in no event shall any benefits under theExecutive Severance Plan be provided to any individuals who are offered but refused to accept another suitable position within SMSC, or who are provided the opportunity to be retained for any length of time by any successor employer, joint venturer, etc., except as outlined in Section 8 of this Executive Severance Plan.

8.
Executive Severance Benefit, (a) Salary Grade 14 Benefits. Employees eligible for the Salary Grade 14 Severance Benefit ("Salary Grade 14 Employees") shall receive an Executive Benefit equal to three (3) months of Base Salary upon the occurrence of required "Relocation" as defined in Section 9(a) of this Executive Severance Plan or the occurrence of an "Involuntary Termination" as defined in Section 9(c) of this Executive Severance Plan. Upon the occurrence of one of the events enumerated in subsections (i) through (iv) of Section 9(b) of this Executive Severance Plan following a "Change in Control" as defined in Section 9(b) of this Executive Severance Plan, a Salary Grade 14 Employee will be entitled to an Executive Benefit equal to six (6) months of Base Salary.

The above Salary Grade 14 Severance Benefit shall be provided in lieu of the Basic Severance Benefit provided under the Executive Severance Plan based upon an employee's Years of Continuous Service with SMSC, and in no event shall be paid in addition to any other severance benefits under the SMSC Executive Severance Plan or any individually negotiated employment or severance agreements. If an employee eligible for the Salary Grade 14 Severance Benefit is entitled to a greater benefit under an individually negotiated written employment or severance agreement then the employee shall receive the greater benefit in lieu of the Salary Grade 14 Severance Benefit. Furthermore, under the Executive Benefit, no "Minimum Benefits" shall exist, such as the 2 week Minimum Benefit provided under the Basic Severance Benefit. However, in the event the Basic Severance Benefit for any Employee under this Executive Severance Plan is greater than the Executive Benefit, an Employee shall be entitled to the greater of such benefits.

(b) Executive Salary Grade Benefits. Employees eligible for the Executive Salary Grade Severance Benefit ("Executives") shall receive an Executive Benefit in the amount and type for each applicable event as set forth in the table below:

Position Title	"Relocation" as defined in Section 9(a) of this Executive Severance Plan or the occurrence of "Involuntary Termination" as defined in Section 9(c).	Change in Control" as defined in Section 9(b) of this Executive Severance Plan coupled with one of the events set forth in subsections (i)-(iv) of Section 9(b) of this Executive Severance Plan.

Vice President and Above in Greater Than Salary Grade 14	A termination payment equal to (i) one year base salary plus (ii) the employee's target bonus amount for the fiscal year in which they were terminated.	A termination payment equal to (i) one year base salary plus (ii) the employee's target bonus amount for the fiscal year in which they were terminated.

All equity based instruments, including without limitation stock options, restricted stock, stock appreciation rights, and restricted stock units, that would have vested within one year of the event shall immediately vest on the date of the event.
All equity based instruments, including without limitation stock options, restricted stock, stock appreciation rights, and restricted stock units, shall immediately vest on the date of the event.

Notwithstanding the foregoing or any other provision of this Executive Severance Plan to the contrary, the vesting of any equity based instrument shall not accelerate as set forth above if the terms of the relevant plan document prohibit such accelerated vesting; in such an event the accelerated vesting shall be limited to the maximum number of shares or other applicable units permitted by the relevant plan. In addition to the foregoing benefits, SMSC shall also pay for 100% of the cost of any continuation health coverage if elected under COBRA, by the Employee or any qualified beneficiaries, for coverage in existence at the time of any qualifying event, for a period equal to the number of weeks of severance to which the Employee is entitled following termination of their employment plus an additional period of time until the end of the calendar month in which the severance period ends. Furthermore, unless otherwise provided for in a separate written agreement with SMSC, no Employee will be eligible to receive an annual cash bonus under the applicable cash incentive plans of SMSC for the year in which such Employee's employment with SMSC terminates.

9.
Entitlement to Executive Benefits. The provisions of the Executive Severance Plan shall be controlling with regard to the entitlement of any Executive Benefits. Therefore, no Employee who is terminated for "Cause" shall be entitled to receive any benefits. However, Employees shall be entitled to the Executive Benefit upon the occurrence of any of the following events:

a.
Relocation. If an Employee is required without consent to relocate to a new position that is more than 50 miles from the location of the employee's employment prior to such written required relocation, the employee may, within 90 days from receipt of such notification and prior to receipt of any relocation expenses by SMSC, inform SMSC, in writing, of the employee's desire to terminate employment with SMSC or any Related Company, and to receive the Executive Benefit.

b.
Change in Control. Upon the occurrence of a "Change in Control" of SMSC, including any Related Company, in which the Employee is employed, followed by (i)(A) a material reduction (i.e. 5% or more) in the Employee's Base Salary or the targeted incentive compensation or bonuses of such Employee, (i.e., as a percentage of Base Salary) or (B) a material diminution in the authority, duties or responsibilities of the Employee, including without limitation, a demotion from, or loss of, the position held by the Employee immediately prior to the Change in Control (ii) an involuntary termination of the employee's employment, other than for "Cause" (iii) retirement or Disability or (iv) a Relocation as defined above, in each case, within the twelve month period on and immediately following such Change in Control, an Employee shall be entitled to an Executive Benefit, subject to Section 9(d) if applicable.

A "Change in Control" of SMSC shall be deemed to have occurred upon the first to occur of any event described as either a change in ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, as defined under Section 409A of the Code.

The events set forth in Sections 9 (a) and (b)(i) of this Executive Severance Plan shall be considered "Good Reason" terminations as further described below.

c.	Involuntary Termination. Employees shall also be entitled to the Executive Benefits on any involuntary termination of employment without Cause.

d.	Good Reason Termination. Section 9 (a) and (b)(i) provide that an Employee who is an executive may terminate the Employee's employment for "Good Reason".

In order to comply with the safe harbor "Good Reason" provisions contained in Final Treasury Regulation Section 1.409A-l, the Employee's Separation from Service shall be "treated" as an involuntary termination if the following "safe harbor" events occur to ensure that a "Good Reason" termination exists:

i.	The Employee must separate from service within a limited period of time, not to exceed 60 days following the reason for the "Good Reason" termination.

ii.	The amount, time and form of payment upon a voluntary separation from service for "Good Reason" shall be identical to the amount, time and form of payment upon an involuntary Separation from Service.

iii.	The Employee must provide notice of the existence of the "Good Reason" condition within a period not to exceed 30 days of its initial existence.

iv.	The Company shall be provided a period of 30 days during which it may remedy the condition entitling the Employee to terminate employment for "Good Reason".

10.
Payment of Benefits. All benefits shall be paid in a single lump sum payment within thirty (30) days after execution of a Release and the expiration of any revocation period as provided in Section 14 of this Executive Severance Plan. Payment shall commence no later than March 15 of the calendar year following the Executive Severance Plan Year in which a Separation from Service occurs, provided the Employee executes and returns a Release within the applicable time limitations prior to such date. However, any severance benefits shall be reduced to the extent of any advance payment under any sales or commission program, for any excess expense reimbursements, and for any amounts owed to SMSC by the

Employee (to the extent permitted under state law). Furthermore, payment of any severance benefits is contingent upon the return of any SMSC property in the possession of the Employee, including personal computers ("PCs"), fax machines, scanners, copiers, building access passes and keys, cellular phones, SMSC credit cards, and any SMSC documents, correspondence, proprietary information and related corporate materials or equipment.

Notwithstanding any provisions to the contrary, if the period during which the Employee has discretion to consider and revoke the Release straddles two taxable years of the Employee, then the Company shall make the payments to which the Employee is entitled under the Executive Severance Plan in the second of such taxable years, regardless of the taxable year during which the Employee actually delivers the executed Release to the Company.

a.
Section 409A. In the event that any termination would cause any payments to be paid beyond 2/4 months following the end of the Executive Severance Plan Year in which a termination occurs, a final payment equal to the balance owed shall be made prior to the 2 1/2 month period following Separation from Service, in order to rely upon the "short-term deferral rule" under Section 409A of the Code to avoid any unintended form of deferred compensation.

b.
Delay in Payment for Specified Employees. To the extent that an Employee would receive any payment hereunder that would violate Section 409A of the Code, in no event shall any such payment be made within 6 months after the Employee's Separation from Service. Any and all payments that are required to be made within such 6 month period shall be delayed until the first day of the 6 months after a Separation from Service occurs and shall retroactively be paid to make the Employee whole for any lost benefits. To the extent that an Employee is required to pay for the cost of any health or other benefits to keep them in full force and effect during the 6 month delay period for Employees, the Employee shall also be reimbursed for such out-of-pocket expenses as of the first day of the 6 months after a Separation from Service, retroactively, to make the Employee whole for any out-of-pocket costs. To the extent any payments are delayed for any Employees, they shall receive interest on such delayed payments equal to the prime rate determined as of the first day of the month in which a Separation from Service shall occur, plus 2%.

c.
Exception for Specified Employees. Notwithstanding any provision to the contrary, in accordance with the Final Regulations issued under Section 409A of the Code, to the extent that the severance benefits to a Specified Employee do not exceed the lesser of the Specified Employee salary for the past 2 years or the Section 401 (a) (17) limitations, such amount shall be paid within the 6 month period of time during which benefits may generally not be paid to Specified Employees. To the extent benefits exceed such limitations (which is a maximum of $460,000 in 2008 and $490,000 in 2009), the balance of any payments shall be made following the expiration of the 6 month period following a Separation of Service in a single lump sum payment on the first day of the 6 months following a Separation from Service, with interest equal to prime plus 2% for the delay in making payments as required under the Executive Severance Plan.

d.
Notwithstanding anything to the contrary in this Executive Severance Plan, in the event thatthe aggregate payments of benefits to be made or afforded to any employee under this Executive Severance Plan (the "Termination Benefits") would be deemed to include an "excess parachute payment" under Section 280G of the Code or any successor thereto then the Termination Benefits shall be reduced to an amount (the "Non-Triggering Amount"), the value of which is $ 1 less than an amount equal to the total amount of any payments permissible (e.g., not triggering any excise tax or loss of deduction) under Section 280G of the Code or any successor thereto.. Any allocations of any reductions required hereby among the Termination Benefits, shall be determined by SMSC, within its discretion. To the extent SMSC must allocate the payments to be made from this Executive Severance Plan and the Company's Supplemental Executive Retirement Plan (the "SERP") to comply with the above limits, the Company shall first make all payments due under this Executive Severance Plan and then make all payments due under the SERP, all subject to the foregoing limits.

11.
Covenant Not to Compete. In order to be eligible to receive benefits hereunder. Employees shall agree that during a period equal to the number of weeks of base salary received by the Employee as an Executive Benefit (the "Non-Compete Time Period") after an employee's Separation from Service, the employee shall not, directly or indirectly, through any other person, firm, corporation or other entity, be employed by or engaged as a consultant or independent contractor to any business entity engaged in a business that is a competitor of SMSC, or any related entities, anywhere in the United States. For example, an Employee that received one year's base salary as an Executive Benefit would have a one year Non-Compete Time Period after their Separation from Service. For purposes of this Executive Severance Plan, a business entity shall be considered to be a competitor with SMSC, and all related entities, if it is engaged in any of the following activities: the marketing, sale, design, development, manufacture or assembly of any integrated circuit or related product competing with an integrated circuit or related product then offered by SMSC without written consent which will not be unreasonably withheld if it is a non-competitive situation.

Employees shall acknowledge in the Release required under Section 14 that the scope of this covenant not to compete is reasonable. In the event that any aspect of this covenant is deemed to be unreasonable by a court, an Employee shall submit to the reduction of either the time or territory to such an area or period as the court will deem reasonable. In the event an Employee violates this covenant, then the time limitation shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

12.
Nonsolicitation of Clients. In order to be eligible to receive benefits hereunder, for a period of 1 year after the Employee's Separation from Service, the Employee shall not, directly or indirectly, through any other person, firm, corporation or other entity, solicit any customers or clients of SMSC.

Employees shall acknowledge that the scope of this nonsolicitation provision is reasonable.

In the event that any aspect of this provision is deemed to be unreasonable by a court, an Employee shall submit to any reductions as the court shall deem reasonable. In the event the Employee violates this provision, then the time limitations shall be extended for a period of time equal to the pendency of such proceedings, including appeals.

13.
No Solicitation of Employees. During the course of an Employee's employment with the Company, the Employee shall come into contact and became familiar with the Company's employees, their knowledge, skills, abilities, salaries, commissions, draws, benefits, and/or other matters with respect to such employees, all of which information is not generally known to the public, but has been developed, acquired or compiled by the Company at its great effort and expense. In order to be eligible to receive benefits hereunder, the Employee shall agree that any solicitation, luring away or hiring of such employees of the Company shall be highly detrimental to the business of the Company and may cause serious loss of business and great and irreparable harm. Consequently, Employees shall agree that for a period of 1 year after the Employee's Separation from Service, the Employee shall not, directly or indirectly, whether on behalf of the Employee or others, solicit, lure or hire away any employees of the Company or assist or aid in any such activity.

14.
Conditions for Payment. As a condition precedent to the payment of any Basic or Executive Benefits, inclusion of the 2 week "Minimum Payment" and any COBRA coverage, SMSC shall require an Employee to sign a Severance Agreement and General Release (the "Release") within 21 or 45 days of the date of the Employee's Separation from Service (the "Release Period"), as provided in Section 15. The Release shall require the Employee to agree to release SMSC, any Related Companies, and the employees and directors of any and all Related Companies, from all claims or demands the Employee may have based on employment with SMSC, including claims of which the Employee is unaware and claims which are not specifically released and identified below. These claims include, but are not limited to, claims arising under the Constitution of the United States, a release of any rights or claims the Employee may have under the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. 621 et seq., which prohibits age discrimination in employment; Title VII of the Civil Right Act of 1964, as amended, 42 U.S.C. 2000(e) et seq., which prohibits discrimination in employment based on race, color, national origin, religion or sex; the Civil Rights Act of 1966, 42 U.S.C. 1981 et seq.; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; or any other federal, state or local laws or regulations prohibiting employment discrimination; Employee Retirement Income Security Act,29 U.S.C. 1001 et seq.; Executive Orders 11246 and 11141; the Constitution of the State of New York or any other states in which the Employee resides or works; any New York or other state laws against discrimination; any express or implied contracts with SMSC or any Related Company; any federal or state common law and any federal, state or local statutes, ordinances and regulations. The Release may include other provisions not stated herein. Any payment that otherwise would be made to the Employee prior to his delivery of such executed release shall be paid to the Employee on the first business day following the conclusion of the Release Period.

The Release shall not include, however, a release of (a) the Employee's right, if any to any other pension, health or similar benefits under SMSC's standard policy and procedures programs; (b) the Employee's right to individual conversion privileges under any medical, dental, long-term disability, life insurance or any other welfare programs, or (c) any right of the Employee to be indemnified by SMSC.

15.
Older Workers Benefits Protection Act. With regard to each individual Severance Agreement and General Release required under Section 14, SMSC shall give consideration to requiring either a 21 day review period for individual and independent terminations, or use of a 45 day review period for significant reductions in force. Separate Severance Agreements and General Release forms may be used with different employees in order to effectuate the intent of the Executive Severance Plan and/or to provide additional severance benefits in order to accommodate the unique circumstances of any individual terminations.

16.
Violation of Section 409A. All Employees shall be informed that in the event of any violation of Section 409A of the Code, severance and other payments may be subject to income taxes, a 20% excise tax, and underpayment of interest penalties. However, the Executive Severance Plan and any Release are intended to comply with Section 409A of the Code and shall be interpreted consistent with the provisions of Section 409A of the Code.

17.
Executive Severance Plan Unfunded Top-Hat Plan. The Executive Severance Plan shall be unfunded for purposes of the Code and Title 1 of ERISA, and no assets shall be set aside for the payment of benefits under the Executive Severance Plan. All Employees are general creditors of SMSC for the payment of any benefits. This Plan is intended to be a "top-hat" pension benefit plan within the meaning of U.S. Department of Labor Regulation Section 2520.104-23 covering a select group of management or highly compensated employees.

18.
Amendment and Termination. The Executive Severance Plan may be amended, modified, or terminated at any time, by action of the Compensation Committee of the Board of Directors of the Company, except that the benefits payable to Employees upon the events set forth in this Executive Severance Plan may not be reduced, eliminated or diminished without their written consent.

19.
Nonassignability. No benefits provided under the Executive Severance Plan may be assigned or transferred, and no benefits are subject to attachment. However, in the event of death of an Employee receiving severance benefits, the benefits shall continue to be paid to the Employee's spouse, or if no spouse exists, the Employee's estate as income in respect of the decedent.

20.
Executive Severance Plan Interpretation. SMSC shall have complete discretion to interpret all provisions of the Executive Severance Plan and to establish reasonable rules and procedures to facilitate the administration of the Executive Severance Plan.

21.	Withholding of Taxes. SMSC shall deduct from all severance payments made to any Employee all applicable federal, state or local taxes required by law to be withheld from such payments.

22.
Retirement and Other Benefits. Severance benefits shall not be treated as "Compensation" under the terms of any qualified retirement plans. Nor shall the payment of any severance benefits be treated as extending any individual's employment, for any employee benefit or employment purposes.

23.
Other Covenants. Notwithstanding any provisions to the contrary, to the extent that any longer periods are used for any covenants not to compete or solicit customers or employers, within any other employment agreements, severance agreements, or offer letters, the longer period shall be controlling for purposes of any Employee.

24.
Employment and Severance Agreements, and Offer Letters. Sections 4 and 7 of the Executive Severance Plan provide that to the extent an Employee is entitled to any severance benefits under any separately written negotiated agreements, no benefits are payable under the Executive Severance Plan. Notwithstanding any provisions in this Executive Severance Plan to the contrary, if any Employee is entitled to any severance benefits under any separately written negotiated employment or severance agreements, or offer letters, no benefits shall be payable under the Executive Severance Plan unless provided otherwise in any such separate written agreement or letter. However, in the event that any separate written agreement or letter provides for any additional benefits, including benefits provided under the Executive Severance Plan, in no event shall any Employee receive benefits which are determined to be duplicative, within the discretion of the Committee. In the event of any conflict in benefits, the Committee, within its discretion, shall provide an Employee with the greater of the benefits provided under the Executive Severance Plan or any separately written negotiated agreement or letter.

25.
Form of Communication. Any election, claims, notice or other communication required or permitted to be made by or to an Employee under this Executive Severance Plan shall be made in writing and in such form as shall be prescribed by SMSC. Such communication shall be effective upon receipt by SMSC, if hand delivered or sent by first class mail, postage pre-paid, return receipt requested to the Vice President of Human Resources, Standard Microsystems Corporation, 80 Arkay Drive, Hauppauge, New York 11788.

26.
Severability. The invalidity of any portion of this Executive Severance Plan shall not invalidate the remainder, and the remainder of the Executive Severance Plan shall continue in full force and effect.

27.
No Future Application for Employment. An Employee agrees not to apply for any new positions with SMSC or any related entities following any Separation from Service if so provided in the Employee's Severance Agreement, within the discretion of SMSC.

28.
No Release of Future Claims. This Executive Severance Plan does not waive or release any rights or claims that the Employee may have under the Age Discrimination in Employment Act which arises after the effective date of the Executive Severance Plan, if applicable.

29.	Reference. Reference inquiries from prospective employers shall be handled by only verifying the Employee's dates of employment, last position held and level of compensation.

30.
Captions. The captions at the head of a paragraph of this Executive Severance Plan are designed for convenience of reference only and are not to be resorted to for the purpose of interpreting any provision of this Executive Severance Plan.

31.
Gender and Number. The masculine gender, where appearing herein, shall be deemed to include the feminine gender, and the singular shall be deemed to include the plural, unless the context clearly indicates to the contrary.

32.	Governing Laws. The Executive Severance Plan shall be governed and construed in accordance with the laws of the State of New York.

STANDARD MICROSYSTEMS CORPORATION

2/24, 2010	/s/ Christine King
Date	Christine King
President and Chief Executive Officer